UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

December 30, 2010

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1
EX-99.2
EX-99.3

Item 1.01 Entry into a Material Agreement

On December 30, 2010, Monro Muffler Brake, Inc. (the “Company”) entered into Employment Agreements with its President, John W. Van Heel, its Executive Vice President-Store Operations, Joseph Tomarchio Jr. and its Executive Vice President and Chief Financial Officer, Catherine D’Amico. All three Agreements became effective on January 1, 2011 and have a four-year term.

Under the Agreements, Messrs. Van Heel and Tomarchio and Ms. D’Amico (i) will be paid an annual base salary of $445,000, $475,000 and $330,000, respectively; (ii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, up to, in the case of Mr. Van Heel, 100% of his base salary, and, in the case of Mr. Tomarchio and Ms. D’Amico, 87.5% of the executive’s base salary, upon the achievement of certain predetermined corporate objectives and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. The base salary of each executive will be reviewed annually by the Compensation Committee and may be increased to reflect the performance and responsibilities of each such executive.

Finally, each executive is entitled to certain payments upon death, disability, a termination without Cause (as defined in the Agreements), a resignation by the executive for Good Reason (as defined in the Agreements) or a termination in the event of a Change in Control of the Company (as defined in the Agreements), all as set forth in detail in the Agreement. In accordance with the policy adopted by the Compensation Committee in May 2009, the executives contracts do not include any provision for the payment of what is commonly referred to as an “excise tax gross-up” with respect to payments received by an executive upon a Change in Control (as defined in the Agreements).

Also, on December 30, 2010 and in consideration of the executives’ execution of the Agreements, the Company’s Compensation Committee awarded to Messrs. Van Heel and Tomarchio and Ms. D’Amico a five (5) year option to purchase 150,000, 120,000 and 90,000 shares of Common Stock, respectively, at an exercise price of $35.31 per share (the closing price of the Company’s stock on the date of the award), pursuant to the Company’s 2007 Stock Incentive Plan (together, the “Executive Options”). Each of the Executive Options will vest equally over four (4) years, beginning December 29, 2011.

A copy of the Company’s Employment Agreements with Messrs. Van Heel and Tomarchio and Ms. D’Amico are attached to this Current Report as Exhibits 99.1, 99.2 and 99.3, respectively, and incorporated herein by reference.

Item 8.01 Other Events

Today, the Company’s Compensation Committee awarded to Robert G. Gross, Chief Executive Officer of the Company, a five (5) year option to purchase 150,000 shares of Common Stock, at an exercise price of $33.62 per share (the closing price of the Company’s stock on the date of the award). Like the Executive Options, the option grant to Mr. Gross will vest equally over four (4) years, beginning January 3, 2012. The option was granted in anticipation of Mr. Gross’s continued service to the Company as Chief Executive Officer and/or as a member of the Company’s Board of Directors during the term of the option.

Item 9.01 Financial Statements and Exhibits

(a)	Not Applicable

(b)	Not Applicable

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Employment Agreement by and between Monro Muffler Brake, Inc. and John W. Van Heel, dated December 30, 2010.

99.2	Employment Agreement by and between Monro Muffler Brake, Inc. and Joseph Tomarchio Jr., dated December 30, 2010.

99.3	Employment Agreement by and between Monro Muffler Brake, Inc. and Catherine D’Amico, dated December 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC. (Registrant)

January 4, 2011	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
General Counsel and Assistant Secretary